News Release

Contact: Hugh Suhr (404) 827-6813

For Immediate Release
February 11, 2011

SunTrust Banks Announces Larry Prince and Karen Williams to Retire from Board of Directors,
Kyle Prechtl Legg Nominated for Election

ATLANTA – SunTrust Banks, Inc. (NYSE: STI) announced today that Larry L. Prince and Karen Hastie Williams plan to retire from the company’s Board of Directors this year. In addition, the company announced that Kyle Prechtl Legg has been nominated to stand for election at the Annual Meeting of Shareholders in April.

Mr. Prince has reached retirement age for directors. Ms. Williams intends to devote more time to her personal and other professional interests. Both will serve as directors through the 2011 annual meeting but will not stand for re-election to the Board.

“Karen Williams and Larry Prince have served with distinction and faithfully represented the interests of the clients, shareholders and employees of SunTrust throughout their tenure,” said James M. Wells III, SunTrust Chairman and CEO. “We are grateful for their insights, commitment and service, and look forward to benefitting from their ongoing contributions to their communities. At the same time, we look forward to welcoming Kyle Prechtl Legg to our Board, presuming her successful election at the upcoming meeting of SunTrust’s shareholders.”

Mr. Prince, 72, has been a director since 1996 and served as the Presiding Director of the non-management members of the SunTrust Banks, Inc., Board from 2004 to 2009. He is Chairman of the Executive Committee of the Board of Genuine Parts Company, a publicly-traded company engaged in the distribution of automotive replacement parts, industrial replacement parts and office products.

Ms. Williams, 65, served as a director of Crestar Financial Corporation, a predecessor to SunTrust, and joined the SunTrust Board in 2002. She is a retired partner in the Washington, D.C. law firm of Crowell and Moring LLP, where she focused on legislative and government contracting matters. Prior to joining Crowell & Moring, she worked on Capitol Hill (including serving as chief counsel to the U.S. Senate Committee on the Budget), and as part of the Carter administration as Administrator of the Office of Federal Procurement Policy in the Office of Management and Budget.

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Ms. Legg, 59, is the former Chief Executive Officer of Legg Mason Capital Management (LMCM). She has more than 30 years of professional experience in the investment industry and is a chartered financial analyst. She began her career as a bank analyst with Alex Brown & Sons. She joined Legg Mason Capital Management in 1991 as a Vice President and Senior Analyst, and was named President of the firm in 1997 and Chief Executive Officer in March 2006. At LMCM, Ms. Legg built a leading global equity investment management business serving high-end institutional clients, including some of the world’s largest sovereign wealth funds, domestic and foreign company pension plans, corporate funds, endowments and foundations. Ms. Legg also is a director of the Eastman Kodak Company.

SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. As of December 31, 2010, SunTrust had total assets of $172.9 billion and total deposits of $123.0 billion. The Company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The Company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the Company provides mortgage banking, insurance, brokerage, investment management, equipment leasing and investment banking services. SunTrust’s Internet address is suntrust.com.

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